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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) March 6, 2002.

                          Fog Cutter Capital Group Inc.
               (Exact Name of Registrant as Specified in Charter)


           Maryland                  0-23911               52-2081138
 (State or Other Jurisdiction        (Commission           (IRS Employer
       of Incorporation)             File Number)          Identification No.)

                1410 SW Jefferson Street, Portland, OR    97201
                (Address of principal executive offices)  (Zip Code)

        Registrant's telephone number, including area code (503) 721-6500
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ITEM 5.  OTHER EVENTS.

         On March 6, 2002, Fog Cutter Capital Group Inc. ("FCCG" or the "Company") purchased a total of 713,043 shares of its common stock from entities affiliated with Jordan D. Schnitzer, a former member of the Company's Board of Directors (collectively, "Schnitzer"). The shares were purchased in exchange for a 46.60% participation interest in the unpaid principal balance (as of December 31, 2001) of the French American International School Loan (the "FAS Loan"), which is held by the Company. The parties valued the transaction at approximately $2.175 million, or $3.05 per share.

         The Company also granted an option (the "Stockholder Put Option") to Schnitzer, which entitles Schnitzer to require the Company to purchase an additional 713,042 shares of FCCG common stock for $3.05 per share, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date, plus interest accrued on the net option price at a rate equal to 10.00% per annum. The Stockholder Put Option is exercisable from September 1, 2002 through September 10, 2002. In the event the Stockholder Put Option is exercised, payment for the shares will made by delivery of an additional 46.60% participation interest in the FAS Loan, plus 46.60% of all principal payments received by the Company on the FAS Loan since December 31, 2001, plus interest on the net option price at a rate equal to 10.00% per annum, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date.

         In the event Schnitzer exercises the Stockholder Put Option, Schnitzer will also be required to purchase the remaining 6.80% participation interest in the FAS Loan at a price of $317,544.63. Upon purchase of the remaining 6.80% participation interest, Schnitzer will also receive 6.80% of all principal payments received by the Company on the FAS Loan since December 31, 2001.

         The Company was granted an option (the "Company Put Option") from Schnitzer, which entitles the Company to require Schnitzer to purchase the additional 46.60% participation interest in the FAS Loan at an exercise price of $2,174,778.10, plus any cash dividends paid on 713,042 shares of FCCG common stock owned by Schnitzer between March 6, 2002 and the option closing date, less interest accrued on the net option price at a rate equal to 10.00% per annum. The Company Put Option is exercisable from September 11, 2002 through September 20, 2002. In the event the Company Put Option is exercised, Schnitzer will receive the additional 46.60% participation interest in the FAS Loan, plus 46.60% of all principal payments received by the Company on the FAS Loan since December 31, 2001.

         In the event the Company exercises the Company Put Option, Schnitzer will also be required to purchase the remaining 6.80% participation interest in the FAS Loan at a price of $317,544.63. Upon purchase of the remaining 6.80% participation interest, Schnitzer will receive 6.80% of all principal payments received by the Company on the FAS Loan since December 31, 2001.

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         The Company also granted an option (the "Stockholder Property Option")
to Schnitzer, which entitles Schnitzer to require the Company to purchase an additional 727,235 shares of FCCG common stock for $317,108.50 in cash, plus delivery of the Company's interest in approximately 10.9 acres of land in Wilsonville, Oregon, less any dividends paid by the Company on the shares between March 6, 2002 and the option closing date. The Stockholder Property Option is exercisable from January 2, 2003 through January 10, 2003.

         The Company also received an option (the "Company Property Option") from Schnitzer, which entitles the Company to require Schnitzer to purchase its interest in approximately 10.9 acres of land in Wilsonville, Oregon, subject to certain conditions, for $1,900,958.25, plus any cash dividends paid on 623,265 shares of FCCG common stock owned by Schnitzer. This option is exercisable between January 11, 2003 and January 20, 2003.

         The Company has secured its performance under the various options by pledging 1,625,000 shares of common stock of Wilshire Financial Services Group Inc. and granting trust deeds on approximately 10.9 acres of land in Wilsonville, Oregon and certain property owned by the Company in Eugene, Oregon.

         Schnitzer has secured his performance under the various options by pledging 1,440,277 shares of FCCG common stock.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      EXHIBITS.

         The following exhibits are filed as part of this report:

         2.1      Loan Option Agreement.
         2.2      Property Option Agreement.
         2.3      Medium Term Participation Agreement.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2002

                                      FOG CUTTER CAPITAL GROUP INC.


                                      By:   \s\  LAWRENCE A. MENDELSOHN
                                         -------------------------------
                                            Lawrence A. Mendelsohn
                                            President


                                      By:   \s\  R. SCOTT STEVENSON
                                          -------------------------------
                                            R. Scott Stevenson
                                            Senior Vice President and Chief
                                            Financial Officer